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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ============================

                                    FORM 8-K

                          ============================


                                 VELOCITA CORP.
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  May 24, 2001
                          ----------------------------
                Date of report (Date of earliest event reported)

                                 VELOCITA CORP.
             (exact name of registrant as specified in its charter)


           DELAWARE                                           52-2197932
     --------------------               333-39646           --------------
(State or other jurisdiction of   Commission File Number   (I.R.S. Employer
incorporation or organization)                            Identification Number)

             1800 Alexander Bell Drive, 4th Floor, Reston, VA 20191
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               (Address of Principal Executive Offices) (Zip Code)

                                 (703) 262-7200
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              (Registrant's telephone number, including area code)


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         (Former name or former address, if changed since last report.)

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ITEM 5.  OTHER EVENTS.

         On May 24, 2001, PF.Net Corp. ("PF.Net"), a wholly-owned subsidiary of Velocita Corp. ("Velocita"), amended its credit facility with First Union National Bank, as administrative agent (as so amended, the "First Union Credit Agreement"), to provide for an additional $285.0 million in vendor financing to be provided by Cisco Systems Capital Corporation ("Cisco Capital"), a subsidiary of Cisco Systems, Inc. ("Cisco"). Borrowings from Cisco Capital under the First Union Credit Agreement will be used primarily to purchase equipment and services under PF.Net's supply agreement (the "Supply Agreement") with Cisco pursuant to which Cisco will supply optronics and data internetworking equipment for Velocita's approximately 18,500-mile fiber optic network. Velocita has selected Cisco as its preferred end-to-end network supplier for optronics and data equipment. It has committed to purchase at least $225 million of equipment and services from Cisco during the next two years.

         In addition, Cisco has purchased shares of a new series of Velocita's senior cumulative convertible preferred stock having an aggregate initial liquidation preference of $200 million (the "Preferred Stock"). Velocita also issued to Cisco warrants that may become exercisable for shares of Velocita's common stock, at times and in amounts to be determined based upon the occurrence of certain events.

         Approximately $12.4 million of the $200 million in gross proceeds from the issuance of the Preferred Stock was used to repay the principal and accrued interest on a subordinated note (the "Note") issued in October 1999 to Koch Telecom Ventures, Inc., an affiliate of Velocita ("Koch Telecom"), as required by the terms of the Note. Pursuant to the First Union Credit Agreement, Koch Telecom has loaned the proceeds from the repayment of the Note to PF.Net on terms identical to those applicable to loans from Cisco Capital and/or the other lenders in the Cisco Capital tranche under the terms of the First Union Credit Agreement.

         As disclosed previously, Velocita entered into the Supply Agreement and received commitments from Cisco for the financing described above in early April 2001. The effectiveness of these arrangements was subject to approval of the lenders under the First Union Credit Agreement, which was obtained shortly before the amendment of the First Union Credit Agreement and the completion of the Preferred Stock purchase.

         As amended, the First Union Credit Agreement provides for a Tranche A facility and a revolving facility. The Tranche A facility provides for borrowings of up to approximately $497.4 million, and the revolving facility provides for borrowings of up to $150 million. The Tranche A facility is comprised of three subfacilities (i) $160 million available for the purchase of vendor products and services used in the construction of the network, (ii) $40 million available to finance general capital expenditures and operating expenses associated with development of PF.Net's network, as defined, and (iii) approximately $297 million available for the purchase of vendor products and services used in the construction of the network, $285 million of which are initially available for the purchase of Cisco equipment and services. The revolving facility


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provides for borrowings for general capital expenditures and operating expenses associated with the development of the network and working capital needs. Borrowings under the credit facility bear interest, at PF.Net's option, at the following rates per annum: (i) LIBOR (5.4% annual rate as of December 31, 2000) plus an applicable margin ranging between 3.50% to 4.75% per annum based on the Company's consolidated leverage ratio or (ii) a base rate, which is equal to the greater of (a) the current prime rate of First Union, or (b) the current U.S. federal funds rate plus 0.5% per annum, plus an applicable margin, ranging from 2.25% to 3.50% per annum based on the status of PF.Net's consolidated leverage ratio. Indebtedness under the First Union Credit Agreement matures on December 31, 2006. The First Union Credit Agreement is subject to certain restrictive covenants including minimum route mile completion in accordance with PF.Net's network development agreement with AT&T, minimum operating results before interest, taxes, depreciation and amortization and certain debt to equity ratios. The credit facility is secured by substantially all of the assets of PF.Net and its subsidiaries.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          VELOCITA CORP.




                                          By: /s/  DAVID L. TAYLOR
                                              --------------------------------
                                              Name:    David L. Taylor
                                              Title:   Chief Financial Officer

Date: May 24, 2001